Exhibit 99.1

Genie Energy Acquires Florida-Based Commercial Natural Gas Supplier

NEWARK, NJ – August 14, 2017: Genie Energy Ltd (NYSE: GNE, GNEPRA), today announced that its Genie Retail Energy division has acquired Mirabito Natural Gas, a Ft. Lauderdale, Florida-based natural gas supplier, from Angus Energy for $3 million plus Mirabito’s working capital.

“Mirabito Gas has built a successful business by reducing energy costs and mitigating risk for its commercial customers in Florida. Its management team has demonstrated the ability to sustain profitability in a range of market conditions and brings considerable commercial supply management expertise to Genie Energy. We look forward to partnering with them to pursue additional opportunities in Florida,” said Michael Stein, COO of Genie Energy.

Mirabito Gas serves commercial and governmental customers throughout Florida. Its customer base comprises approximately 10,000 residential customer equivalents (RCEs).

“Over the years, we have expanded Mirabito Gas throughout Florida by providing value and outstanding service to our customers,” said Philip Baratz, Mirabito Gas’ CEO. “We welcome this partnership with Genie Energy to further strengthen our offerings and accelerate our growth while maintaining our customer-centric focus.”

With the acquisition of Mirabito Gas, Genie’s retail energy supplier brands expand their respective offerings to 12 states.

“Our commercial energy brokers and their customers can particularly benefit from Genie’s established back-office systems and support, transparent processes, competitive pricing matrices and additional energy-related service offerings,” said Stein.

“We continue to grow and diversify our customer base and scope of operations,” Stein added. “Earlier this month, we announced a joint venture to enter the residential and small business market in Great Britain and now, through Mirabito Gas, we have expanded our foothold in commercial supply while further broadening our geographic footprint.”

Florida companies interested in reducing the cost and volatility of their natural gas supply can contact Mirabito Gas by phone (800-430-2711) or email (sales@mirabitogas.com).

Commercial energy supply brokers throughout the US seeking options for their clients in the state of Florida may contact Genie Retail by phone (973-438-3825) or email (contactus@genieretail.com).

About Genie Energy Ltd.:

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of two operating divisions, Genie Retail Energy (GRE) and Genie Oil and Gas (GOGAS).  GRE operates retail energy providers and brokerage and marketing services.  GRE's retail energy providers market electricity and natural gas to residential and commercial customers in deregulated markets in the United States.  GOGAS is a global oil and gas exploration company operating an exploratory program in Northern Israel.  For more information, visit www.genie.com.

Genie Energy Contact:

Bill Ulrey - Genie Energy Investor Relations

P: (973) 438-3848

E-mail: invest@genie.com